Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2016 (except for the restatement described in Notes 1 and 26 and the effects thereof, as to which the date is May 23, 2016), with respect to the consolidated financial statements of Yuma Energy, Inc. contained in the Registration Statement and prospectus. We consent to the use of the aforementioned report in the Registration Statement and prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
August 4, 2016